Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX Provides Update on Qutenza® (Capsaicin) 8% Patch for New Indication to Treat HIV-PN Following FDA Advisory Committee Review

FDA Expected to Make Decision by March 7, 2012

San Mateo, Calif.—Feb 9, 2012— NeurogesX (NASDAQ: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today announced that the Anesthetic and Analgesic Drug Products Advisory Committee (AADPAC) to the U.S. Food and Drug Administration (FDA) did not recommend FDA approval of a new indication for Qutenza® (Capsaicin) 8% patch for the management of neuropathic pain (nerve pain) related to HIV- associated peripheral neuropathy (HIV-PN).

While the FDA will consider recommendations of the Committee, the decision regarding the approval of a new indication is determined by the FDA. Currently, the Company’s supplemental new drug application (sNDA) remains under evaluation, with Priority Review status granted by the FDA. A decision from the Agency is expected by March 7, 2012, under the Prescription Drug User Fee Act (PDUFA).

The Committee’s recommendation followed today’s presentations by the Company and the FDA. The Committee reviewed the efficacy and safety data from clinical studies of Qutenza® in the management of pain associated with HIV-PN.

“We will continue to work closely with the FDA to address the Advisory Committee’s comments as the Agency finalizes its review of our sNDA,” said Ronald Martell, CEO and President of NeurogesX. “We remain confident that Qutenza® has the potential to address significant, unmet medical needs and to improve the quality of life for patients with HIV-PN. We would like to thank the FDA and the Advisory Committee members for their careful and thoughtful deliberation on this matter.”

About HIV-PN

HIV-PN is the most common neurological complication of HIV infection; researchers believe peripheral neuropathy is the driving force behind up to half of pain clinic visits among HIV patients1. Many patients with HIV are afflicted with symptoms ranging from mild tingling to severe and excruciating pain. HIV-PN is thought to be caused by multiple factors related to HIV infection including, injury of sensory neurons by HIV virus proteins, the immune system’s fight against HIV and some antiretroviral drugs.

There is currently no FDA-approved or standard-of-care treatment for pain associated with HIV-PN.

In the United States, there are an estimated 1.2 million people infected with HIV2. The prevalence of HIV-PN remains high with use of combination anti-retroviral therapy, with an estimated 140,000 individuals in need of pain management intervention3.

About Qutenza®

Qutenza® (capsaicin) 8% patch, containing a prescription strength capsaicin, is approved by the U.S. Food and Drug Administration (FDA) for the management of neuropathic pain associated with postherpetic neuralgia (PHN). Qutenza® is also approved in the European Union and is marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc.

Clinical studies have shown that a single one-hour Qutenza® application can provide three months relief from pain associated with postherpetic neuralgia (PHN), the nerve pain that can occur after shingles.

In clinical trials, serious adverse reactions included application-associated pain and increase in blood pressure. The most common treatment-emergent adverse reactions (greater than or equal to five percent of Qutenza® patients and greater than control) were application-site erythema, application-site pain, application-site pruritus, and application-site papules.

For full Patient Information, visit http://www.qutenza.com/

For full Prescribing Information, visit http://www.qutenza.com/_docs/qutenza_full_PI_.pdf

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improving patients’ quality of life.

The Company’s lead product, Qutenza® is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a Phase 3 ready, topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the timing and potential outcome of any FDA review of such sNDA, notwithstanding the March 7, 2012 PDUFA date; the scope and size of the potential market for Qutenza in the treatment of pain associated with HIV-PN; and the potential benefits of Qutenza®. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza® for additional indications, including difficulties or delays in receipt of FDA approval of the sNDA to expand the U.S. label for Qutenza® for the management of pain due to HIV-PN; market acceptance of Qutenza® in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza®, including as a result of physician or patient reluctance to use Qutenza®; Qutenza® and NeurogesX’ other product candidates may have unexpected adverse side effects; unexpected or increased expenses in the commercialization and continued development of Qutenza® or the development of NGX-1998; and developments concerning or introduction by others of competitive products or therapies for the treatment or prevention of pain associated with HIV-PN. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

1.	Verma S, et al. HIV-associated neuropathic pain: epidemiology, pathophysiology and management. CNS Drugs. 2005;19:325-334.
2.	CDC. HIV surveillance – United States, 1981- 2008. MMWR 2011;60: 689-693
3.	Ellis. HIV and antiretroviral therapy: impact on the central nervous system. Prog Neurobiol. 2010; 91(2):185-7